William B. Grant
Chairman of the Board and
Chief Executive Officer

Good afternoon, fellow shareholders. It is once again, my privilege to welcome you to your 2004 Shareholders' Meeting. Today, we will report to you on the many areas of growth within your Company, and the financial results of our performance for the year just ended. During our reports, we may share with you some of our hopes and expectations for 2004.

Before we deliver our reports, I call your attention to the fact that our reports may contain forward-looking statements. While these statements reflect the Company's good faith beliefs, they are not guarantees of future performance and they involve risk and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties, see the Risk Factors contained in Exhibit 99.1 to the Company's form 10-K for the last fiscal year.

To get us started with our reports is Bob Kurtz, President and CFO, who will provide you with an overview of the numbers behind our performance.

Robert W. Kurtz
President and
Chief Financial Officer

Good Afternoon

During the 2003 Shareholders' Meeting, I spoke about rates being at a 41-year low, with possible further downward adjustments to occur. Federal Reserve did just that, moving short-term interest rates down another quarter of a point on June 25, 2003, for a total decrease in rates of 5.25% since 2001. 2003 was as much of a year of struggling to retain business as it was to attract new business. In the effort to retain our existing relationships and to attract new business relationships, we were forced to lower our loan rates, which caused further declines in our deposit rates. The 45-year low in loan rates, brought competitive pressures from the secondary market, where there were programs offering 5%, 30-year fixed rate mortgage programs. Knowing that the eventual rise in interest rates would bring an undesirable amount of interest rate risk to our balance sheet, we adopted a strategy of not putting the 30-year fixed rate loans on our balance sheet, but found other alternatives for our customers by directing these loans into the secondary market and introducing a very competitive menu of adjustable rate mortgages. Both of those strategies proved to be very successful in 2003 and thus far in 2004.

One of the most significant accomplishments of this past year affecting our Balance Sheet was the July acquisition of the four Huntington National Bank offices in Martinsburg, WV. These offices brought to our balance sheet $131 million in deposits and $50 million in loans. Other presentations today, will be discussing this acquisition in more detail.

For the next few minutes, I would like to illustrate through a series of slides the financial performance for First United in 2003.

(Slide #1--omitted)  Three Year Asset Growth
As of June 30, 2003, your Company reached the $1 billion mark, ranking as the fourth largest publicly traded financial institution headquartered in the State of Maryland. With the assets purchased from Huntington in July, we ended the year posting $1.1 billion in assets.

(Slide #2--omitted)  Three Year Loan Growth
In 2003, total loans grew $126 million to $792 million. For two years in a row, the commercial lending area posted significant increases to the loan portfolio. The commercial loan portfolio grew $65 million, with approximately one-half of this growth attributed to the Huntington branch acquisition. One to four family residential mortgages grew approximately $36 million, with approximately one-third of that growth attributed to the branch acquisition.

(Slide #3--omitted)        Three Year Deposit Growth
Unlike the loan growth for 2003, 90% of the deposit growth was a result of the acquisition of the branches in Martinsburg. Deposits grew $140 million, with $131 million coming from the acquisition. Where we experienced decreases in our Certificate of Deposit portfolio, we saw increases in our commercial cash management product, as well as our Easy Access deposit product that was introduced in 2002.

(Slide #4--omitted)        Net Interest Income
The remaining slides will illustrate trends and ratios from the Income Statement. Net Interest Income is basically the amount that we earn on loans, less the interest expense that is incurred on deposits. This chart shows a $2.2 million increase over 2002, which is slightly more than the increase experienced the previous year. As Federal Reserve continued to decrease short-term interest rates, which has an immediate affect on the rate that we offer our borrowers, the Bank is pressured into lowering deposit rates. With loans being the greatest source of income to the Bank, it is imperative that we protect this margin between what we earn and what we pay out. Our strategies during 2003 protected this income growth, but as we will see on the next slide, our net interest margin decreased in 2003.

(Slide #5--omitted)        Net Interest Margin
Net interest margin is the result of taking net interest income and converting that number to a percent of assets. When we do that, we saw our net interest margin decrease from 4.09% in 2002 to 3.58% in 2003. The low interest rate environment is causing our margin to be compressed.

(Slide #6--omitted)        Non-Interest Income (fee income)
In addition to income earned from loans and investments, non-interest income is our other source of income. Non-interest income grew $2.9 million in 2003, with securities gains attributing to $1.4 million or 48% of that gain.

(Slide #7--omitted)        Non-Interest Expense
Non-interest expense increased $3.8 million or 14% over 2002. Salaries and employee benefits represent slightly more than half of the increase. These increases are attributed to increases in full time equivalents to support the Company's growth objectives, increased incentive plan expenses as growth and profitability targets were met, as well as increasing health insurance costs.

(Slide #8--omitted)        Net Income
The net income slide shows that your Company recorded another year of record earnings. Net income for 2003 was $10.7 million, an increase of $1.1 million or 11.33%.

The last three slides show the results of three key ratios that we watch very closely at First United.

(Slide #9--omitted)        Return on Average Equity
The return on equity or the amount of earnings as a percent of average equity increased to 13.1% from the 2002 ratio of 12.75%.

(Slide #10--omitted)       Earnings Per Share
Earnings per share or the amount of income that each share earned continues to show a positive trend, increasing $.18 or 11% over 2002 to $1.77.

(Slide #11--omitted)       Efficiency Ratio
The third and final ratio, the efficiency ratio, represents the percent of net revenue required to cover our overhead expenses. We saw this ratio increase to 65% in 2003. This means that $.65 out of every revenue dollar goes toward covering non-interest expenses. This increase is a result of our increase in non-interest expenses.

What do we anticipate for 2004? The War in Iraq continues and the treat of potential terrorist attacks looms over us, each having a negative impact on our daily lives and our economy. On the positive side, low interest rates have allowed the consumer to refinance at record low rates, resulting in pay down of consumer debt and providing some extra spending power. March economic reports showed a significant increase in job growth, with the hopes that March will begin a trend for future quarters. Corporate hiring will be the main ingredient for an economic recovery. As mentioned last year, a continued low interest rate environment along with our growth strategies will continue to apply pressure on our growth of income. We are fortunate to operate in markets where we are optimistic that they will outperform the national average. Those markets will hopefully help to mitigate some of the financial challenges that we see facing First United. Thank you.


Steven M. Lantz
Senior Vice President and
Senior Lending Officer

Welcome.

Loan activity was balanced throughout the Company last year. Our total loan growth including the acquisition of $50 million in loans from the Huntington branch purchase transaction was $128 million. So, our core growth excluding the purchase transaction was $78 million for the year. This compares favorably with 2002 core growth of $52 million.

(Slide #1--omitted)
The main driver of loan growth continues to be our commercial lending division which grew $65 million last year which includes $34 million purchased from Huntington. As can be seen by the graph, our growth trend in this division continues to be very important to us. We think building relationships with business enterprises continues to be a shining star for your bank.

(Slide #2--omitted)
The residential mortgage area had a record year in 2003, with $140 million in loan production. This volume of purchase money and refinance business after heavy prepayments and fixed rate loan sales into the secondary market still yielded us positive growth of over $20 million in balances. Our group was very satisfied about this level of growth in a strong refinance market.

The other main growth area for us was the consumer loan business that is primarily fueled by indirect loans through our car dealer network and the Home Equity product sold by our branch staff and call center. Combined these product lines accounted for $35 million in growth. While our dealer loans continue at a pretty steady pace, which we count on year in and year out, the planned growth in home equity balances was key to our relationship building strategy for our consumer customers. We want to continue the growth trends in the home equity product and we have actually assembled a task force dedicated to improving our equity products while continuing our passion for safe and sound credit underwriting practices.

(Slide #3--omitted)
On the topic of credit quality I am pleased to announce another good year for your corporation. As I have explained in the past there are two main gauges of effectiveness in underwriting philosophy and collections efforts. The first is non current loans as a percent of total assets. You have seen this chart before and basically our nonperforming loan trend as a percent of total assets was flat during 2003 at 36 basis points. You do not want to see an increasing trend bar chart over the years in this ratio category.

(Slide #4--omitted)
The second ratio is net charge offs to average loans. Again, as can be seen by the chart, this ratio has not increased over 2002. Actually this ratio has improved 2 basis points year to year. So, these slides summarize there has not been a significant change in our asset quality measurements, and our loan quality continues to compare favorably with peers.

As we look forward, we see an abundance of opportunities for growth, especially in our emerging market areas for commercial loans and in all our market areas for consumer and residential loans. As we expand, we will continue being vigilant on making sound credit decisions. So far this year it appears to be another very good one for loan production. On behalf of our entire team we thank you for your support.


Frederick A. Thayer, IV
Senior Vice President and
Director of Sales

Good afternoon.

My name is Rick Thayer and in my position of Senior Vice President and Director of Retail Banking, I am responsible for our network of branch offices and for our corporate cash management services division.

2003 was an eventful year for the retail area of the bank. As you have heard, we completed the acquisition of four branch offices in the Martinsburg, WV area. This acquisition moved us up to the second highest deposit market share in Berkeley County. This has been a very successful move for us as we have retained over 90% of the deposits we purchased and we have grown core deposits in the acquired offices since acquisition.

We have bolstered our Martinsburg presence with the recent opening of our Berkeley County hub office on Edwin Miller Boulevard. This office fills a geographic gap in our Martinsburg footprint and offers our customer all bank products and services at a single, convenient location.

In an effort to better allocate our resources in the retail area, we engaged the services of BrinTech, Incorporated, a leader in branch performance consulting. As a result of the engagement, the decision was made to close the Romney branch office as of May 28, 2004. Despite our best efforts, the branch has not grown and with two Romney based competitors holding over 90% of the deposits, we realized that our capital and human resources could be better utilized in other market areas.

One of these areas is Morgantown, WV. The Morgantown market is robust and growing. We have enjoyed considerable success in the commercial lending area there and we believe a retail presence in Morgantown will support our plans to offer all of the various products and services available from First United Corporation. We anticipate beginning construction of our first Morgantown office this year.

The Cash Management division had an outstanding year in 2003. Excluding balances that came with the Martinsburg acquisition, deposit balances grew in the cash management and sweep products by $29.8 million in 2004. Additionally, we saw a 12% increase in the number of cash management customers to 239.

As we proceed through the balance of 2004, our focus will be on increasing the level of core deposits and on broadening and deepening existing customer relationships. Thank you.


Robin E. Murray
Senior Vice President and
Director of Marketing

Good Afternoon,

At this time, I am pleased to share with you the essential marketing strategies for your Company. Our initiatives continue to be mission-driven towards the aspiration of continually enriching the lives of our customers. Therefore, our organization remains committed to our long-term strategy of relationship building and continuing to be customer-focused.

Last year, our small business customers told us they were looking for a more economical and convenient way to conduct their business banking. From the recommendations of small business focus groups, the marketing team developed two relationship banking packages, My Premiere Business Package and My Elite Business Package. These solutions are focused on creating value propositions that existing and prospective small business customers will find attractive, as well as being an incentive to reward our customers for doing business with us. This small business initiative will create a more personal relationship with our small business customers and, in turn, will enhance our organic growth strategies.

We continue on our path of greatness to better understand our customers and the markets we serve. Our marketing analytical tool, BancIntelligence, has proven to be an extremely valuable tool for our marketing team, as well as our local market leaders. This tool has assisted us in refining our direct mail techniques by identifying specific product and service penetration, to maximize our return on investment, as well as enabling our local market leaders to enhance their market knowledge. Every single one of our local market leaders joined forces with the marketing team and built a comprehensive marketing plan for each of our regions. This annual marketing plan will enable our experienced staff to engage their customers one-on-one and proactively provide the financial solutions that our customers need and want most. Our team of associates are passionate about helping people, and we can be the "best" at providing total financial solutions to our customers. The end result will provide growth in not only our core products, but also across all lines of business for our organization.

We continuously seek and employ initiatives to profitability broaden and deepen customer relationships, as well as hone our skills in our direct marketing techniques. We have implemented an event-triggered, direct mail campaign that is based on the principle of recent and frequent buying habits. Our Matrix, direct mail program is triggered by the opening of a new account in the customer's household, as well as, identifying specific products for priority customer age and income segments. Each year, our direct mail efforts become more targeted and personalized, by focusing on the core needs of the different stages of a customers' life. This type of direct marketing has proven to be more effective than mass marketing for your Company.

From time to time, we also conduct surveys to measure the effectiveness of our marketing strategies. Last year, we conducted a branding survey throughout all of our markets to determine awareness and perception of our bank, as well as our theme line, "My Bank!" As you can see, we are making tremendous progress with name recognition, especially in our Frederick and Washington County markets, where we continually hear that no one knows First United. Yet, over 50% of the respondents who were surveyed in this market area stated they were aware of First United. We were also encouraged by the results of our theme line, My Bank. When compared to other bank theme lines, My Bank continued to show impressive awareness results. 30% of those surveyed knew My Bank and only 6.9% knew other bank's theme lines. These results are an excellent measurement of the effectiveness of our successful execution through our direct marketing initiatives.

In conclusion, we are extremely excited about the many opportunities that will be presented to us this year through our franchise expansion efforts. Our marketing strategies in 2004 will focus on the attraction of targeted prospects, retention of our key customers, growth of our existing priority relationships, and the continued growth of our small business relationships. Successful execution of these strategies will continue to enhance shareholder value, as well as position your Company for strong future growth.


Val Teagarden
President and
Chief Executive Officer of
Gonder Insurance Agency

Good afternoon,

We believe a key to success at Gonder Insurance is continuous improvement. Throughout First United, this is known as Kaizen. During 2003 our Kaizen focus was on various processes and three key ratios.

(Slide #1--omitted)
Efficiency:
In order to grow your company, we needed to make better use of time and resources by increasing our efficiency level. We have changed several
processes....from  the way we accept payments to the way we communicate with our companies via technology. These changes have improved our work flow and allow us to focus more on increasing revenue.

Technology:
Technology is always improving. We have moved from opening postal mail to receiving e-mail, from faxing and waiting on the fax to go through... to faxing right at our desktops. We now use digital technology to send photographs instead of sending physical pictures. Developing our technology has allowed us to increase the service level and turn around time for our customers.

Training:
Your insurance agency is made up of associates. By gaining experience in their individual fields, we are able to increase the value of the agency. This year our associates have been trained on almost every aspect of the Insurance business. Terry Helbig has been indispensable in this area. He has worked with our inexperienced producers to increase their knowledge in the incredibly complex world of commercial insurance.

(Slide #2--omitted)
The growth of your insurance agency is measured in several ways. Annual Revenue growth is one measurement. It is our goal that the agency maintain a 10%-12% growth each year. This would place the agency between a high performing and a high performing growth agency. Gonder Insurance experienced a revenue increase of over $100,000 in 2003, which equates to an 11% growth.

(Slide #3--omitted)
We also track the Annual Return on Revenue or ROR. This is referred to as the annual agency pre-tax income margin. Your agency has a targeted goal of 20.1% by 2006. During 2003, the agency reached a 17% return on revenue. We will strive in 2004 to move closer to our targeted goal.

(Slide #4--omitted)
In addition to the previous measurements, we utilize Return on Investment or ROI. Over the past three years, the ROI has increased to 13.7%. Gonder agency will continue to grow it's ROI through a combination of revenue growth and expense control. Our target goal is to produce an average ROI of 16%.

Thank you for allowing our team to grow your insurance business and we look forward to many successful years in the future.


Eugene D. Helbig, Jr.
Senior Vice President and
Senior Trust Officer

A very pleasant good afternoon. I would like to review with you the results of Trust and Brokerage for 2003.

(Slide #1--omitted)
As you can see from this first slide, both departments posted significant growth. The Gross Income of Trust increased over 17%, while the Net Income of Brokerage increased over 15%. These two departments combined add 13.79% to your Company's income. Naturally, our goal for 2004 is to continually increase this contribution.

In the fourth quarter of 2003, Brokerage instituted a platform program. Over 30 frontline associates have been trained, or are in the licensing process, to sell fixed annuities. The program is nearly implemented and showing signs of great success. Last year, we sold a total of $6.5 million of fixed annuities. As of this date, we've already sold $3.5 million. This promises a very healthy trend for 2004, directly a result of the platform sales program.

(Slide #2--omitted)
The Trust Sales of New Revenue increased 28% to $555,376. This substantial increase is a result of a dedicated sales force, committed to preserving the best interests of our clients. As you can see from this slide, our number of customer contacts continues to grow.

A significant lesson learned is that successful customer relationships depend on personal contact. To my knowledge, we've not lost one account these past 4 years because of poor performance. When we meet with clients, either in person or on the phone, they feel comfortable with their investments and, more importantly, with our investment discipline.

We've learned that, by meeting regularly with our customers, we can add percentage points to their investment return. There are many very reliable technical tools available to us, including diversification, controlling beta, asset allocation and buying low and selling high. I am convinced that clear communication better aligns the customer to our investment discipline. This understanding relationship then translates into better investment returns.

(Slide #3--omitted)
This last slide shows the returns from our MAP portfolios. You will recall that MAP stands for Managed Asset Portfolio managed by our Trust Investment Department. When comparing the returns against indices from 2000 to 2002 they performed admirably. Yet, adjustments made by our team during the recovery period of 2003 provided excellent returns as noted in this slide.

I'll close by thanking you for your support and confidence that you, the shareholders, show in our Trust and Brokerage Departments.


Philip D. Frantz
Senior Vice President and
Director of Operations and Support

Good afternoon, Ladies and Gentlemen.

This past year has seen First United Corporation reach new plateaus from its humble beginnings as a one-office bank in Oakland, Md. And, to get the Company where it is today, I want to talk about the "Silent Partner".

As you look at images on the screen from our past and present, think about our Company today with twenty-four branches spread across a 300 some mile radius. Then, imagine coming into one of these branches like the customers in It's a Wonderful Life would have during the 1920's to take out cash.

How would the teller know how much money you have in your account? If you normally bank in Oakland and happen to stop by our branch in Martinsburg, how would they even know if you were a customer? How would you pay for a purchase if you were vacationing away from home and didn't have cash?

What makes banking today convenient for customers are the back office functions supported by technology, First United's The Silent Partner.

First United Corporation grew consistently since the early 1960s when our first branch was acquired in Friendsville. Now, we have just completed an acquisition of four new branches in Martinsburg, WV.

All vendors involved in this conversion have stated numerous times that it was the smoothest process they had ever experienced. Technology and the people behind it brought this success to the Company.

Last year, we implemented a new method of delivering checks to our customers in a cheaper and more efficient manner - image checks. This was another successful innovation brought to our customers by The Silent Partner - technology and the people behind it.

A week ago, we opened a new branch on Edwin Miller Blvd., further providing convenience and efficiency to our sales team. Our Silent Partners again came through.

The Technology and Operations & Support staff have been silently providing support, service, and innovations for our sales staff and our Company to move forward and grow.

This coming year, we are upgrading our communications network to provide better speed to the sales staff in the branches to access systems and information - thus providing better customer service.

We are also upgrading programs to provide increased functionality for the sales staff. We are implementing fraud identification programs to guard our bottom line and protect the customer's money and investments with us. As always, we are working to build the branches of the future, looking forward to Morgantown, WV.

The Silent Partner of First United Corporation will be there in the future as well, continuing to provide the ideas, technology, and efficiencies necessary.


Jeannette R. Fitzwater
Senior Vice President and
Director of Human Resources

Good afternoon. I am pleased to be with you today to share one of our most successful years, in terms of focusing on our associates.

(Slide #1--omitted)
Last year I briefly mentioned our efforts toward moving from being a Good company toward becoming a Great company. The concept originally developed through the Jim Collins book called Good to Great. In it the author highlights various strategies which affect the associate, shareholder and customer. At First United, we chose to focus on our associates as our first priority.

We first invited all associates to join in a work session aimed at identifying opportunities for improvement. (Slide #2--omitted) The six areas highlighted were: 1) Career Enhancements--ways for your associates to grow their careers with us 2) Compensation program adjustments--addressing the overall incentive program and merit pay system 3) Communication--improving the communication link between the associate and his or her direct supervisor 4) Attraction and
Retention of Associates--completing a company-wide salary survey 5) Employee Action Team--building an action team to meet associate needs 6) Training--providing more customized training at company-wide training sessions.

An example of how we have approached these tasks would be in the career enhancement area. (Slide #3--omitted) We first revised job descriptions to include better descriptions of flexibility regarding hours, amount of travel, etc. Next we developed a video to highlight the various careers within the company. A job fair was offered to associates this winter. And finally we have introduced an ongoing job shadowing program, which will give associates an opportunity to spend an afternoon in other areas of the company, to help them to better determine their career paths. This enhancement will fit very well with our current career planning sessions.

I am  pleased  to say  that as look  at  these  six  initiatives,  we are  about
seventy-five  percent  complete.   They  have  truly  become  a  focus  for  the
company--and we have had associates tell us that they are impressed with our efforts.

The final proof in how well your relationship is growing with associates may be measured by our associate retention. (Slide #4--omitted) For the third straight year we have decreased our turnover ratio--currently to a level of just over 10 percent. Three years ago this rate was 50% higher--at 15 percent.

In conclusion, there is a lot of positive news to share with you today in regard to your associates. However, we realize that this relationship growth is truly a journey. Just like our associates, we as a company commit to continuing our movement from being a Good employer to a becoming a Great employer. Our steps this year certainly place us well along this path!


William B. Grant
Chairman of the Board
And Chief Executive Officer

I continue to hear from you that this format is beneficial for you, and I hope that was the case today. Each year, we compare our performance with other banks our size. The gauges we employ are Return on Equity, Efficiency Ratio and Non-Performing Assets. We compare ourselves to other publicly traded small cap banks across the Country.

By small cap, I mean those with market capitalization of 500 million or less.
                  ROE                       155   out of   500
                  Efficiency                231   out of   500
                  NPA                       177   out of   500

When these scores are aggregated with the other banks, our overall ranking is 150 of 500, which places us in the 70% percentile of banks across the United States.

One of the highlights this past year was our strong stock performance. I reported to you last year that one of the reasons for this performance might have been our inclusion in an index known as the Russell 3000. This move may have prompted some buying by various index funds. We are told that First United may actually come out of this index this year, owing to strong moves by the prices of hundreds of other stocks across the nation last year. If this comes to pass, we may or may not see some weakness in the price.

As we have said before, the market is difficult to judge and is, to a large extent, beyond our control. We focus, rather, on controlling our financial performance, and allow the market to do their own assessment.

This past year, one of your long-time directors, Don Browning, died. Don joined the Board over 40 years ago and witnessed much of the growth your Company has experienced. We will miss his counsel, experience and friendship. I would also like to acknowledge Director Fred A. Thayer who will be retiring as an active member of the Board this year. We look forward to his continued service as an Honorary Director.

As we move forward, we are committed to profitably growing the franchise within our existing markets and some select contiguous areas. We are pleased with our market penetration in Martinsburg, and look forward to entering the market in Morgantown. We are excited about expansion within Washington and Frederick counties.

These plans, which will play out over the next few years, will provide the platform for continued growth of your Company and an expansion of earnings.


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Throughout  all this, we will continue to focus our efforts  towards  developing deep and strong relationships with our customers. We are small enough and nimble enough to accomplish this. Yet, we have the size, diversification and expertise to meet the wants and needs of our customers.

We are proud of the array of financial services we offer to our markets, and believe we can be successful in our strategies.

All of this is made possible by a dedicated team of highly motivated associates who are keenly interested in the success of the Company. With a team like this, I pledge to you, our owners, our very best in building long-term shareholder value for your investment. We thank you for your support and look forward to serving you in the years to come.

Thank you!